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                                      LOGO                              Annex II

                                                                   July 12, 1999

The Board of Directors
Trion, Inc.

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Shareholders") of the Common Stock, par value $0.50 per share (the "Shares") of Trion, Inc. ("Trion" or the "Company") of the Consideration (as defined herein) to be received pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 12, 1999 (the "Agreement"), by and between Trion, Fedders Corporation ("Fedders"), and an indirect wholly-owned subsidiary of Fedders ("Acquisition"). Pursuant to the Agreement, Acquisition will commence a tender offer (the "Offer") to purchase any and all of the outstanding Shares at a price of $5.50 per Share in cash. Following consummation of the Offer and subject to certain closing conditions, Acquisition will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares owned by the Company, Fedders, or Acquisition) will be converted into the right to receive $5.50 per Share in cash. The cash consideration to be paid pursuant to the Offer and the Merger is referred to herein as the "Consideration."

     In the course of our analyses for rendering this opinion, we have:

     1. reviewed the Agreement;

     2. held discussions with certain senior officers, directors, and other representatives and advisors of Trion and certain senior officers and other representatives and advisors of Fedders concerning the business, operations, and prospects of Trion and Fedders;

     3. examined certain publicly available business and financial information relating to Trion and Fedders, including the respective companies' historical and projected earnings, capitalization, and financial condition, as well as certain financial forecasts and other data for Trion which were provided to us by the management of Trion;

     4. analyzed certain financial, stock market, and other publicly available information relating to the businesses of other companies whose operations we considered generally comparable to Trion;

     5. considered, to the extent publicly available, the financial terms of certain other recent mergers and acquisitions which we considered generally comparable to the Offer and the Merger and otherwise relevant to our inquiry;

     6. reviewed the current and historical market prices and trading volumes of Trion Common Stock;

     7. considered such other financial, economic, and market criteria and conducted such other analyses and examinations as we deemed necessary to arrive at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to financial forecasts and other information provided to or otherwise discussed with us, we have assumed, with your consent, that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgements as to the expected future financial performance of Trion. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Trion, nor have we made any physical inspection of the properties or assets of Trion. We have not been asked to consider, and our opinion does not address, the relative merits of the Offer and the Merger as compared to any alternative business strategies or alternative prospective purchasers and their potential proposals that might exist for Trion. Our
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July 12, 1999

opinion is necessarily based upon financial, stock market, economic, and other conditions and circumstances existing and disclosed to us as of the date hereof. We have relied as to all legal matters on advice of counsel to the Company.

     Harris Williams & Co. has been engaged to explore strategic alternatives for Trion including a potential sale of the Company to interested third parties. For these and other advisory services provided to the Board of Directors of the Company and to Trion in connection with the Offer and the Merger, Harris Williams & Co. will receive a fee contingent upon the consummation of the Offer and the Merger in addition to a retainer fee which is being paid prior to the transaction and will be credited towards the contingency fee. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

     Our advisory services and the opinion expressed herein are provided only for the use of the Board of Directors of Trion in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any Shareholder as to how such Shareholder should respond to the Offer or vote at any Shareholders' meeting which might be held in connection with the Merger. It is understood that this letter may be included in its entirety in a Schedule 14D-9 relating to the Offer or a proxy statement relating to the Merger or as may otherwise be required by law or by a court of competent jurisdiction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, our experience as investment bankers, the process that was undertaken by us to identify strategic alternatives for the Company, and our work as described above, we are of the opinion that, as of the date hereof, the value of the Consideration is fair, from a financial point of view, to the holders of the Shares.

Very truly yours,

[harris williams sig]
HARRIS WILLIAMS & CO.

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